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Exhibit 10.26

SECOND AMENDMENT AND MODIFICATION TO
LOAN AND SECURITY AGREEMENT

        THIS SECOND AMENDMENT AND MODIFICATION TO LOAN AND SECURITY AGREEMENT (the "Amendment") is made this 4th day of September, 2002, by and among SHERWOOD BRANDS OF VIRGINIA, LLC ("VA"), SHERWOOD BRANDS, LLC ("MD"), SHERWOOD BRANDS OF RI, INC. ("RI"), ASHER CANDY ACQUISITION CORPORATION ("Asher"), SHERWOOD BRANDS, INC. ("Guarantor") and WACHOVIA BANK, NATIONAL ASSOCIATION, formerly known as First Union National Bank (the "Lender"). VA, MD, RI and Asher are referred to collectively as "Borrowers" or each as a "Borrower".

BACKGROUND

        A.    Borrowers and Lender entered into that certain Loan and Security Agreement dated June 12, 2001 (as amended by that certain First Amendment and Modification to Loan and Security Agreement dated April 30, 2002 and as the same may be further amended from time to time, the "Loan Agreement").

        B.    Borrowers and Lender desire to further amend the Loan Agreement in accordance with the terms and conditions set forth below.

        NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

        C.    Permitted Out-of Formula Amount.

          (a)  In addition to the sums otherwise available to Borrowers as Revolving Loans supported by the Borrowing Base, Borrowers may borrow an additional amount as Revolving Loans (the "Permitted Out-of-Formula Amount") not to exceed the following amounts during the following periods only:

Period	Permitted Out-of-Formula Amount
(i) Date hereof through and including October 13, 2002	$850,000
(ii) October 14, 2002 through and including October 31, 2002	$650,000

          (b)  Commencing on November 1, 2002 and at all times thereafter, no Permitted Out-of-Formula Amount shall be available to Borrowers.

          (c)  Notwithstanding anything in this Amendment to the contrary, in no event will the sum of the (i) Revolving Loans and Letters of Credit supported by the Borrowing Base, plus (ii)Revolving Loans supported by the applicable Permitted Out-of-Formula Amount, exceed the Maximum Revolving Credit, less any Reserves.

        D.    Mortgages.    Contemporaneously with the execution of this Amendment, Sherwood Brands of Virginia, LLC shall execute and deliver to Lender a Credit Line Deed of Trust and Security Agreement encumbering the property located at 807 S. Main Street, Chase City, Virginia, as more fully described in Exhibit "A" hereto and a Credit Line Deed of Trust and Security Agreement encumbering the property located at 350 Sherwood Drive, Keysville, Virginia, as more fully described in Exhibit "B" hereto, each in form and content satisfactory to Lender (collectively, the "Mortgages"). The Mortgages shall be executed on the date hereof; however, Lender hereby agrees that Lender shall not record the Mortgages prior to the earlier of (i) Borrowers' failure to comply with the conditions set forth in Sections 3, 4, 6 and 8 of this Amendment or (ii) the time when the Mortgages would become void or un-recordable by Lender. Lender further agrees that Lender shall mark the Mortgages as "cancelled" and return the Mortgages to Sherwood Brands of Virginia, LLC within one Business Day after the date Lender determines, in its sole discretion, that Borrowers have performed or caused to be performed or otherwise complied with Sections 3, 4, 6, and 8 of this Amendment. If, in accordance with the terms of this Amendment, Lender shall record the Mortgages, Borrowers shall, on demand, pay the Lender all fees, taxes, and other expenses associated with recording the Mortgages.

        E.    Shareholder Debt.    Contemporaneously with the execution of this Amendment, Borrowers, Guarantor and Ilana Frydman shall execute and deliver to Lender a letter agreement regarding the subordination of certain debt of Borrowers to Ilana Frydman (the "Letter").

        F.    Appraisal.    On or before September 30, 2002, Borrowers shall cause to be delivered to Lender an appraisal of Borrowers' equipment in form, content and prepared by an appraiser satisfactory to Lender, which appraisal shall show a value for Borrowers' equipment on an orderly liquidation basis equal to at least Three Million Dollars ($3,000,000.00).

        G.    Financial Covenants.

        (a)  Lender waives Borrowers' compliance with the Tangible Net Worth requirement set forth in Section 6.19(a) of the Loan Agreement for the fiscal quarter of Borrowers ending July 31, 2002 only. Further, Lender waives Borrowers' compliance with the Fixed Charge Coverage Ratio set forth in Section 6.19(b) of the Loan Agreement for the fiscal quarters of Borrowers ending April 30, 2002 and July 31, 2002 only. Borrowers shall be in compliance with Sections 6.19(a) and 6.19(b) of the Loan Agreement for all periods after July 31, 2002.

        (b)  Section 6.19 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

    "(a) Borrowers shall maintain Tangible Net Worth of not less than (i) $10,500,000.00 as of the date hereof and at all times hereafter through October 30, 2001; (ii) $11,500,000.00 as of October 31, 2001 and at all times thereafter through January 30, 2002; (iii) $12,500,000.00 as of January 31, 2002 and at all times thereafter through April 30, 2002; (iv) $11,500,000.00 as of May 1, 2002 and at all times thereafter through October 30, 2002; (v) $13,000,000.00 as of October 31, 2002; and (vi) $15,000,0000 as of January 31, 2003 and at all times thereafter."

        H.    New Financing.

        (a)  Section 6.14(c) of the Loan Agreement is deleted in its entirety.

        (b)  On or before October 31, 2002, Borrowers shall close under and receive the proceeds of a financing (the "New Financing") from a source other than Lender, which New Financing shall provide net cash to Borrowers in an amount equal to at least the lesser of (i) the sum of the 1) outstanding principal balance of and all accrued and unpaid interest under Term Loan A (collectively, the "Term Loan A Balance"), plus 2) outstanding principal balance of and all accrued and unpaid interest under Term Loan B (collectively, the "Term Loan B Balance"), plus 3) amount of Borrowers' Unfunded Capital Expenditures for Borrowers' fiscal year ended July 31, 2002 or (ii) Two Million Five Hundred Thousand Dollars ($2,500,000.00). Proceeds of the New Financing shall be used by Borrowers on the date received to pay in full the Term Loan A Balance and the Term Loan B Balance, with the remainder being used by Borrowers for working capital purposes

        (c)  The New Financing shall not be secured by any assets of any Borrower other than the equipment of Borrowers described on Schedule B-2 to the Loan Agreement (collectively, the "Specific Assets") and the party extending the New Financing must enter into an Intercreditor Agreement with Lender, on terms and conditions as shall be satisfactory to Lender (the "New Financing Intercreditor Agreement"). In connection with the New Financing and upon receipt by Lender of the sums described in Section 6(b) above and the New Financing Intercreditor Agreement, Lender will release its lien only against the Specific Assets. In addition to the foregoing, the New Financing must otherwise be on terms and conditions satisfactory to Lender.

        I.    Lake County Development Authority Financing.    Upon receipt by Lender of an Intercreditor Agreement executed by the Lake County Development Authority, on terms and conditions as shall be satisfactory to Lender, Lender will release its lien only against the equipment of Borrowers described on Exhibit "C" hereto.

        J.    Keyman Life Policy.    On or before September 30, 2002, Borrowers shall cause to be delivered to Lender an assignment in form and content satisfactory to Lender, executed by all necessary parties and acknowledged by the underwriter, of all life insurance policies on the life of Uziel Frydman in respect of which any Borrower is a beneficiary or otherwise the party to whom death benefit proceeds are to be paid (collectively, the "Policies"), which Policy or Policies shall be in an aggregate amount not less than One Million Dollars ($1,000,000.00) (the "Minimum Amount"). The assignment shall be limited to the first million dollars of proceeds.

        K.    Amendment Fee.    Contemporaneously with the execution of this Amendment, Borrowers shall pay to Lender a fee in the amount of Ten Thousand Dollars ($10,000.00). The foregoing fee may be debited from any account of Borrowers maintained with Lender, or charged as a Revolving Loan.

        L.    Further Agreements and Representations.    Each Borrower does hereby:

          (a)  ratify, confirm and acknowledge that, as amended hereby, the Loan Agreement and the other Loan Documents are valid, binding and in full force and effect;

          (b)  covenant and agree to perform all of such Borrower's obligations under the Loan Agreement and the other Loan Documents, as amended;

          (c)  acknowledge and agree that as of the date hereof, such Borrower has no defense, set-off, counterclaim or challenge against the payment of any sums owing under any of the Obligations, as amended, or the enforcement of any of the terms of the Loan Agreement or of the other Loan Documents, as amended;

          (d)  acknowledge and agree that except as heretofore disclosed to Lender by Borrowers in writing, all representations and warranties of Borrowers contained in the Loan Agreement and/or the other Loan Documents, as amended, are true, accurate and correct on and as of the date hereof as if made on and as of the date hereof;

          (e)  represent and warrant that, upon execution by Lender of this Amendment, no Event of Default or event which with the delivery of notice, passage of time or both would constitute an Event of Default exists or will exist, and all information described in the foregoing Background is true and accurate; and

          (f)    covenant and agree that Borrowers' failure to comply with the terms of this Amendment or any of the documents executed or delivered to Lender pursuant to the terms hereof (including, without limitation, Borrowers' failure to obtain the New Financing and repay the Term Loan A Balance and the Term Loan B Balance when and as described above) shall constitute an Event of Default under the Loan Agreement.

        M.    Additional Documents; Further Assurances.    Borrowers covenant and agrees to execute and deliver to Lender, or to cause to be executed and delivered to Lender contemporaneously herewith, at the sole cost and expense of Borrowers, the Mortgages, the Letter and any and all other documents, agreements, statements, resolutions, certificates, consents and information as Lender may require in connection with the matters or actions described herein. Borrowers further covenant and agree to execute and deliver to Lender or to cause to be executed and delivered at the sole cost and expense of Borrowers, from time to time, any and all other documents, agreements, statements, certificates and information as Lender shall reasonably request to evidence or effect the terms hereof, the Loan Agreement, as amended, or any of the other Loan Documents, or to enforce or to protect Lender's interest in the Collateral. All such documents, agreements, statements, etc., shall be in form and content acceptable to Lender in its reasonable sole discretion.

        N.    Release.    Borrowers acknowledge and agree that they have no claims, suits or causes of action against Lender and hereby remise, release and forever discharge Lender and its officers, directors, shareholders, employees, agents, successors and assigns from any claims, suits or causes of action whatsoever, in law or equity, which any Borrower has or may have arising from any act, omission or otherwise, at any time up to and including the date of this Amendment.

        O.    Certain Fees, Costs, Expenses And Expenditures.    Borrowers will pay all of the Lender's expenses in connection with the review, preparation, negotiation, documentation and closing of this Amendment and the consummation of the transactions contemplated hereunder, including without limitation, fees, disbursements, expenses, appraisal costs and fees and expenses of counsel retained by Lender and all fees related to filings, recording of documents and searches, whether or not the transactions contemplated hereunder are consummated. Nothing contained herein shall limit in any manner whatsoever Lender's right to reimbursement under any of the Loan Documents.

        P.    No Waiver.    Nothing contained herein constitutes an agreement or obligation by Lender to grant any further amendments or waivers with respect to any of the Loan Documents. Except as expressly set forth in Section 5(a) above, nothing contained in this Amendment constitutes a waiver or release by Lender of any Event of Default or of any rights or remedies available to Lender under the Loan Documents or at law or in equity.

        Q.    Inconsistencies.    To the extent of any inconsistencies between the terms and conditions of this Amendment and the terms and conditions of the Loan Agreement, the terms and conditions of this Amendment shall prevail. All terms and conditions of the Loan Agreement not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrowers.

        R.    Construction.    Any capitalized terms used in this Amendment not otherwise defined shall have the meaning as set forth in the Loan Agreement.

        S.    Binding Effect.    This Amendment, upon due execution hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        T.    Governing Law.    This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

        U.    Severability.    The provisions of this Amendment and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

        V.    No Third Party Beneficiaries.    The rights and benefits of this Amendment and the Loan Documents shall not inure to the benefit of any third party.

        W.    Headings.    The headings of the Articles, Sections, paragraphs and clauses of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

        X.    Counterparts.    This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be executed the day and year first above written.

LENDER:		BORROWERS:
WACHOVIA BANK, NATIONAL ASSOCIATION		SHERWOOD BRANDS OF VIRGINIA, LLC a Virginia limited liability company
		By:	SHERWOOD BRANDS, INC., Sole Member
By:	/s/ GEORGE C. KYVERNITIS George C. Kyvernitis, Vice President	By:	/s/ AMIR FRYDMAN Amir Frydman Executive Vice President
SHERWOOD BRANDS, LLC, a Maryland limited liability company
		By:	SHERWOOD BRANDS, INC., Sole Member
		By:	/s/ AMIR FRYDMAN Amir Frydman Executive Vice President
SHERWOOD BRANDS OF RI, INC,,
		By:	/s/ AMIR FRYDMAN Amir Frydman Executive Vice President
ASHER CANDY ACQUISITION CORPORATION
		By:	/s/ AMIR FRYDMAN Amir Frydman Executive Vice President
GUARANTOR:
SHERWOOD BRANDS, INC.
		By:	/s/ AMIR FRYDMAN Amir Frydman Executive Vice President

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  Exhibit 10.26
SECOND AMENDMENT AND MODIFICATION TO LOAN AND SECURITY AGREEMENT